EXHIBIT 99.1

SENOMYX ANNOUNCES NEW COLLABORATIVE RESEARCH, DEVELOPMENT,
COMMERCIALIZATION AND LICENSE AGREEMENT WITH AJINOMOTO CO., INC.

LA JOLLA, CA – March 24, 2006 – Senomyx, Inc. (NASDAQ: SNMX), a leading company focused on using proprietary technologies to discover and develop novel flavor ingredients for the packaged food and beverage industry, announced today that it has entered into a new research, development, commercialization and license agreement with Ajinomoto Co., Inc., a market leader in food and culinary products. During the three-year collaborative period, the company will work with Ajinomoto on the discovery and development of novel flavor ingredients on an exclusive basis in the soup, sauce and culinary aids, and noodle product categories and on a co-exclusive basis in the bouillon product category within Japan and other Asian markets, including China and additional key countries. Ajinomoto has agreed to pay Senomyx an upfront license fee, discovery and development funding, and specified payments upon the achievement of milestones during the collaborative period. Upon commercialization, Senomyx will be entitled to royalty payments based on sales of Ajinomoto products containing any flavor ingredients developed under the agreement.

“We are extremely pleased to establish a new collaboration with Ajinomoto, a leader within Japan and other Asian markets. We believe this collaboration provides further validation of our approach while creating access within a number of large product categories,” stated Kent Snyder, President and Chief Executive Officer of Senomyx. “In addition, this collaboration supports our strategy of establishing partnerships with market leading companies that provide regional expertise on the taste characteristics preferred by local consumers. Our goal is to continue to leverage our discovery and development capabilities by establishing additional collaborations with market leaders seeking to create a competitive advantage for their products,” added Snyder.

“Senomyx now has eight product discovery and development collaborations with six of the world’s foremost packaged food and beverage companies: Ajinomoto, Cadbury Schweppes, Campbell Soup, Coca-Cola, Kraft Foods, and Nestlé,” Snyder noted.

Conference Call:

Senomyx will host a conference call at 9:00 a.m. Eastern Time (6:00 a.m. Pacific Time) today to discuss the Company’s new collaborations. To access the call in the U.S. dial (866) 383-7989 or from outside the U.S. dial (617) 597-5328. The participant passcode for this conference call is 94817637. Additionally, the call will be webcast under the Investor Relations section of Senomyx’s website at www.Senomyx.com and will be archived there for 30 days following the conclusion of the conference call.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company focused on using proprietary taste receptor-based assays, screening technologies and optimization chemistry to discover and develop novel flavors, flavor enhancers and taste modulators for the packaged food and beverage industry. Senomyx’s current programs focus on the development of flavors, flavor enhancers and taste modulators in the savory, sweet, salt and bitter taste areas. Senomyx has entered into product discovery and development collaborations with six of the world’s leading packaged food and beverage companies: Ajinomoto Co., Inc., Cadbury Schweppes, Campbell Soup Company, The Coca-Cola Company, Kraft Foods Global, Inc. and Nestlé SA.

About Ajinomoto Co., Inc. (www.ajinomoto.com)

Ajinomoto is one of the world’s top amino acids and food products manufacturers and is renowned for its technology and the quality of its products. Its business, established in 1909, is conducted all over the world and has an annual turnover of around US$10 billion.

Forward-Looking Statements

Statements included in this press release that are not a description of fact are forward-looking statements, including, but not limited to, statements regarding potential payments under our collaboration with Ajinomoto, plans for our taste receptor research, commercial potential, future products or additional collaborations. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans, projections or future financial, scientific or business objectives will be achieved. Our actual results may differ materially from any projected future results set forth in this release as a result of the risks and uncertainties inherent in our business including, without limitation, difficulties or delays in developing, testing, obtaining regulatory approval, producing and marketing our flavors, flavor enhancers, taste modulators and related technologies; whether we will be able to further extend or expand our collaboration with Ajinomoto or enter into additional collaborations; our ability to collect royalties under our collaborations; the progress and timing of our scientific programs; changes in the laws or regulations of the United States and other countries that could adversely affect our and our collaborators’ ability to develop and commercialize our products; whether any of our collaborations will result in the discovery and development of novel flavors, flavor enhancers or taste modulators, improve the nutritional profile of products incorporating them or otherwise enhance our market position; our ability to protect our intellectual property and proprietary technology and to maintain and enforce our licensing arrangements with various third party licensors;  our ability to define the scope and validity of patent protection for our products and technologies; competition from other companies and flavor manufacturers and other risks detailed in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and we undertake no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Contact:

Gwen Rosenberg

Senomyx, Inc.

Executive Director, Investor Relations & Corporate Communications

858-646-8369

gwen.rosenberg@senomyx.com

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